UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2004

VECTOR GROUP LTD.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

1-5759	65-0949535

(Commission File Number)	(I.R.S. Employer Identification No.)

100 S.E. Second Street, Miami, Florida	33131

(Address of Principal Executive Offices)	(Zip Code)

(305) 579-8000

(Registrant’s Telephone Number, Including Area Code)

(Not Applicable)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

     On October 6, 2004, we issued a press release announcing, among other things, that we are restructuring the operations of Liggett Vector Brands Inc., our sales, marketing and distribution agent for our Liggett Group Inc. and Vector Tobacco Inc. subsidiaries. Liggett Vector Brands is realigning its sales force and adjusting its business model to more efficiently serve its chain and independent accounts nationwide. In connection with the restructuring, we are eliminating approximately 330 full-time positions and 135 part-time positions, effective December 15, 2004. The restructuring plan was approved by our Board of Directors on October 1, 2004. A copy of the press release is attached hereto as Exhibit 99.1.

     As a result of these actions, we currently expect to recognize pre-tax restructuring charges of approximately $14 million primarily during the third and fourth quarters of 2004. These charges are currently estimated to include approximately $6.3 million relating to employee severance and benefit costs and approximately $7.7 million for contract termination and other associated costs. Approximately $2.5 million of these charges represent non-cash items.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits

Exhibit No.	Description
Exhibit 99.1	Press Release issued October 6, 2004.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VECTOR GROUP LTD.
/s/ Joselynn D. Van Siclen
Date: October 6, 2004	Joselynn D. Van Siclen
Vice President and Chief Financial Officer

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